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AMENDMENT NO. 1 TO PRICING SUPPLEMENT NO. 17    FILED PURSUANT TO RULE 424(b)(3)
ORIGINALLY DATED OCTOBER 10, 2002 TO                  REGISTRATION NO. 333-65886
PROSPECTUS DATED AUGUST 9, 2001
AND PROSPECTUS SUPPLEMENT DATED DECEMBER 13, 2001

This Amendment No. 1 amends and restates Pricing Supplement No. 17 solely to correct an error in the Stated Maturity of the notes described therein. The Stated Maturity of the notes is October 17, 2005.

                      AMERICAN GENERAL FINANCE CORPORATION
                           MEDIUM-TERM NOTES, SERIES G
                                 (FLOATING RATE)
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE
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Principal Amount:   $50,000,000                           Original Issue Date:   October 17, 2002
Agent's Discount or Commission:    $103,000               Stated Maturity:   October 17, 2005
Net Proceeds to Issuer:    $49,897,000                    Interest Rate:  Federal Funds Open Rate + 40 bps
Form:       [x] Book Entry [ ] Certificated               CUSIP No.:  02635PRY1

       The notes are being placed through or purchased by the Agent listed below:

        Morgan Stanley & Co. Incorporated        $  50,000,000     Capacity:    [x] Agent      [ ] Principal

If as Agent:            The notes are being offered at a fixed initial public offering price of 100% of principal amount.

If as Principal :       [ ]The notes are being offered at
                           varying prices related to prevailing market prices at the time of resale.
                        [ ]The notes are being offered at a fixed initial
                           public offering price of ___% of principal amount.

Initial Interest Rate:     To be determined
Interest Reset Dates:      Daily                             INTEREST RATE BASIS OR BASES:
Interest Payment Dates:    Quarterly on the 17th day of
                           each January, April, July and
                           October, commencing January 17,   [ ]CD Rate
                           2003                              [ ]CMT Rate

Regular Record Dates:      15 calendar days prior to each       [ ] CMT Telerate Page 7051
                           Interest Payment Date
Spread (+/-):   +40 bps                                         [ ] CMT Telerate Page 7052
Spread Multiplier:   N/A                                            [ ] One-Week Average Yield
Maximum Interest Rate:  N/A                                         [ ] One-Month Average Yield
Minimum Interest Rate:   N/A
Index Maturity:  Daily                                       [ ]Commercial Paper Rate
                                                             [ ]Eleventh District Cost of Funds Rate
INTEREST CALCULATION:                                        [ ]Federal Funds Rate
                                                             [ ]LIBOR
[x]    Regular Floating Rate Note:                              [ ] LIBOR Reuters
[ ]    Floating Rate/Fixed Rate Note                            [ ] LIBOR Telerate
                Fixed Rate Commencement Date:                [ ]Prime Rate
                Fixed Interest Rate:                         [ ]Treasury Rate
[ ]    Inverse Floating Rate Note                            [x] Other:  Federal Funds Open Rate*
       Fixed Interest Rate:
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    *   (1) The "Federal Funds Open Rate" for an Interest Determination Date
will be the rate for that day under the heading "Federal Funds" and opposite the caption "Open" as such rate is displayed on Telerate Page 5; or

        (2) If the rate referred to in clause (1) does not appear on Telerate Page 5 on the related calculation date, the rate for such Interest Determination Date will be the rate for that day displayed on FEDFOPEN Index on Bloomberg which is the Fed Funds Opening Rate as reported by Garban Capital Markets (or a successor) on Bloomberg; or

        (3) If the rate referred to in clause (2) does not appear on FEDFOPEN Index on Bloomberg, the rate for such Interest Determination Date will be the arithmetic mean of the rates for the last transaction in overnight U.S. Dollar Federal Funds prior to 9:00 am, New York City time, on that day arranged by three brokers of Federal Funds transactions in New York City as selected by the Calculation Agent.


  Redemption Provisions:
    [x]       The notes cannot be redeemed prior to the Stated Maturity.
    [ ]       The notes may be redeemed prior to the Stated Maturity.
              Initial Redemption Date:
              Initial Redemption Percentage:   ___%
              Annual Redemption Percentage Reduction:  ___%
  Optional Repayment Provisions:
    [x]       The notes cannot be repaid prior to the Stated Maturity.
    [ ]       The notes can be repaid prior to the Stated Maturity at the option of the holder of the notes.
                   Optional Repayment Date(s):

  Other Provisions:  None.


  We may create and issue additional notes with the same terms as the notes offered hereby so that the additional notes will form a single series with the notes offered hereby.
                                -----------------

  We are offering the notes on a continuing basis through Banc of America Securities LLC, Banc One Capital Markets, Inc., Goldman, Sachs & Co., JPMorgan, Morgan Stanley, Salomon Smith Barney and Wachovia Securities, as agents, each of which has agreed to use its reasonable efforts to solicit offers to purchase notes. We may also accept offers to purchase notes through other agents. See "Plan of Distribution" in the accompanying prospectus supplement. To date, including the notes described by this pricing supplement, we have accepted $3,442,000,000 aggregate principal amount of offers to purchase notes.
                               ------------------


  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if the prospectus, the prospectus supplement or this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.